LETTER OF INTENT

    CNPC United Lube Oil Corporation (Side A) and XCL, Ltd. (Side B), according to the Law of Joint Ventures of the People's Republic of China, on the principles of equality and mutual benefit, and on the foundation of an established Joint Venture for the manufacturing and selling of high quality lubricating oil and related products and in research and development of new products which is located in LangFang City, Hebei Province, China, based on additional friendly discussions, agree as follows:

     1. The existing Joint Venture shall serve as the guide for futher discussions of the additional projects.

     2. Once the the Joint Venture is established, the parties agree to immediately explore the following matters:

     A. Mianying Plant. The Mianying Plant has initial production capacity of 20,000 metric tons per year. The parties are conducting valuation and feasibility studies on the Mianying Plant to increase the quality of the products that can be produced from the plant. The parties agree that expansion of their cooperation to include the Mianying Plant is of the hightest priority.

     B. Southern Production Base. The parties will explore the feasibility of an additional production base for the Joint
Venture to be located in a port area on the Southeastern coast of China.

     C. Storage and terminal facilities. The Joint Venture will explore the feasibility of storage and terminal facilities on the Northeast and Southeast coasts of China.

     D. Cooperative Ventures with Refineries. To assure the availability of high quality lubricating oil base stocks necessary to meet the domestic demand for high quality lubricating oil and to meet the requirements of the international export market, the Joint Venture with the approval and assistance from CNPC will enter into cooperative ventures with oil field refineries to assure quality and quantity of base oil and products for the purposes of the Joint Venture. The parties agree promptly to establish the feasibility of such cooperation.

     3. After this letter of intent has been approved by the board of directors and higher authorities of Side A and the Board of Directors of Side B, the parties shall establish an implementation committee to negotiate and finalize the terms of this further cooperations, discuss the joint venture agreement, contract and charter, and to complete all the related issues for approval of those joint venture projects.

     4. The parties will share the profit, loss, and risk of theses projects based on their investment percentage in the registered capital of the joint venture after additional capital required has been calculated and agreed to. The amount of the invetsment, and the amount of additional registered capital from each side shll be determined based on feasibility studies to be conducted jointly by the parties.

     5. The Joint Venture will be a legal entity organized under the laws of China. All joint venture documents will be negotiated and drafted in both Chinese and English, and both versions shall govern.

     6. Once the projects in this Letter of Intent begin to be implemented, the cost incurred in the implementation of this letter of inten with the consent of both parties may be treated as part of the contribution to the registered capital of the Joint Venture by the party who paid those costs.

     This letter of intent is signed by the representatives of both sides in Beijing, China.

CNPC United Lube Oil Corporation           XCL China Ltd.

  /s/ Ge Tinggen                            /s/ David A. Melman
By:________________________              By:______________________

Date:  95.7.17                           Date:  July 17, 1995